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                                                                    EXHIBIT 21.2

SUBSIDIARIES OF THE COMPANY

BWAY CORPORATION
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        Brockway Standard, Inc.
                Armstrong Containers, Inc.
                Brockway Standard (Ohio), Inc.
                Plate Masters, Inc.
        Milton Can Company, Inc.
        Brockway Standard (New Jersey), Inc.
                Northeast Tin Plate Company
                Milton Metal Graphics, Inc.
        BMAT, Inc.
                BMAT (Newtown), Inc.
                BMAT (MDD), Inc.
                Chicago Metal Decorating, Inc. (1)
                Chicago Service Division, Inc. (1)
                Brookfield Service Division, Inc. (1)
                Trenton Metal Decorative, Inc. (1)

        Brockway Standard (Canada), Inc.

        BWAY Foreign Sales Corporation

The Company and most of it's significant subsidiaries are Delaware corporations, except for Northeast Tin Plate Company (a New Jersey Corporation), Milton Metal Graphics, Inc (an Illinois Corporation), BWAY Foreign Sales Corporation (incorporated in Barbados), and Brockway Standard (Canada), Inc. which is organized within the Ontario Province.

Footnote:

(1) - On November 9, 1998 the Company acquired substantially all of the assets of U.S. Can Corporation's metal services operations. These entities were added as a result of that acquisition.